Exhibit 4.43

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of July 27th, 2007, is by and between GRAND TOYS INTERNATIONAL LIMITED, a company organized under the laws of Hong Kong with limited liability (the “Borrower”), and CENTRALINK INVESTMENTS LIMITED, a British Virgin Islands company (the “Lender”).

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Defined Terms. As used in this Agreement the following terms shall have the following respective meanings:

“Advance”: As defined in Section 2.1.

“Business Day”: Any day (other than a Saturday, Sunday or public holiday in Hong Kong) on which the Lender is permitted to be open.

“Closing Date”: July 31, 2007.

“Collateral”: The entire equity interest in Kord Holdings Inc., a company organized under the laws of the British Virgins Limited, and International Playthings, Inc., a New Jersey corporation, owned and held by Borrower.

“Commitment”: The obligation of the Lender to make Advances to the Borrower in an aggregate principal amount outstanding at any time not to exceed the Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.

“Commitment Amount”: As defined in Section 2.1.

“Default”: Any event which, with the giving of notice (whether such notice is required under Section 8.1, or under some other provision of this Agreement, or otherwise) or lapse of time, or both, would constitute an Event of Default.

“Event of Default”: Any event described in Section 8.1.

“GAAP”: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

“Hong Kong”: Hong Kong Special Administrative Region of the People’s Republic of China.

“Lien”: With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any capitalized lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.

“Loan Documents”: This Agreement and the Note.

“Maturity Date”: As defined in Section 2.1.

“Note”: As defined in Section 2.3.

“Obligations”: (a) all indebtedness, liabilities and obligations of the Borrower to the Lender of every kind, nature or description under the Note, (b) all liabilities of the Borrower under this Agreement, and (c) in all of the foregoing cases whether due or to become due, and whether now existing or hereafter arising or incurred.

“Person”: Any natural person, corporation, partnership, limited partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

“Subsidiary”: Any corporation or other entity of which securities or other ownership interests having ordinary voting power for the election of a majority of the board of directors or other Persons performing similar functions are owned by the Borrower either directly or through one or more Subsidiaries.

ARTICLE II
TERMS OF LENDING

Section 2.1 The Revolving Commitment. On the terms and subject to the conditions hereof, the Lender agrees to make advances (each an “Advance”) to the Borrower on a revolving basis at any time and from time to time from the Closing Date to July 31, 2008 (the “Maturity Date”), during which period the Borrower may borrow, repay and reborrow in accordance with the provisions hereof, provided, that the unpaid principal amount of outstanding Advances shall not at any time exceed US$2,000,000 (the “Commitment Amount”).

Section 2.2  Procedure for Advances. Any request by the Borrower for an Advance shall be in writing or by telephone and must be given so as to be received by the Lender not later than five (5) Business Days prior to the requested Advance date. Each request for an Advance shall specify (i) the requested Advance date (which must be a Business Day) and (ii) the amount of such Advance which shall be in a minimum amount of US$10,000. Unless the Lender determines that any applicable condition specified in Article III has not been satisfied, the Lender will make available to the Borrower at the Lender’s principal office in immediately available funds not later than 3:00 PM (Hong Kong time) on the requested Advance date the amount of the requested Advance.

Section 2.3 The Note. The Advances shall be evidenced by a single promissory note of the Borrower (the “Note”), substantially in the form of Exhibit A hereto, in the amount of the Commitment Amount originally in effect. The Lender shall enter in its ledgers and records the amount of each Advance made and the payments made thereon, and the Lender is authorized by the Borrower to enter on a schedule attached to the Note a record of such Advances and payments.

Section 2.4 Interest Rate, Interest Payments and Default Interest. Interest shall accrue monthly and be payable on the unpaid balance of the Note at a fixed rate of fifteen percent (15.0%) per annum; provided, however, that upon the happening of any Event of Default, then, at the option of the Lender, the Note shall thereafter bear interest at a fixed rate of seventeen percent (17.0%) per annum. Interest shall be payable in full on the earlier of the Maturity Date or on the date of full prepayment of the Note.

Section 2.5 Repayment and Prepayment. Principal of the Note shall be payable in full on the Maturity Date. The Borrower may prepay the Note, in whole or in part, at any time, without premium or penalty. Any such prepayment must be accompanied by accrued and unpaid interest on the amount prepaid. Each partial prepayment shall be in a minimum amount of US$10,000. Amounts prepaid under this Section may be reborrowed upon the terms and subject to the conditions and limitations of this Agreement.

Section 2.6 Optional Reduction of Commitment Amount or Termination of Commitment. The Borrower may, at any time, upon not less than one Business Day’s prior written notice to the Lender, reduce the Commitment Amount, with any such reduction in a minimum amount of US$100,000. Upon any reduction in the Commitment Amount pursuant to this Section, the Borrower shall pay to the Lender the amount, if any, by which the aggregate unpaid principal amount of the Note exceeds the Commitment Amount as so reduced. Amounts so paid cannot be reborrowed. The Borrower may, at any time, upon not less than two Business Day’s prior written notice to the Lender, terminate the Commitment in its entirety. Upon termination of the Commitment pursuant to this Section, the Borrower shall pay to the Lender all unpaid obligations of the Borrower to the Lender hereunder.

Section 2.7 Computation. Interest on the Note shall be computed on the basis of actual days elapsed and a year of 360 days.

Section 2.8 Use of Proceeds. The proceeds of the Advances shall be used for the Borrower’s general business purposes in a manner not in conflict with any of the Borrower’s covenants in this Agreement.

ARTICLE III
CONDITIONS PRECEDENT

Section 3.1 Conditions of Initial Advance. The obligation of the Lender to make the initial Advance hereunder shall be subject to the prior or simultaneous fulfillment of each of the following conditions:

(a) Documents. The Lender shall have received the following:

(i) The Note executed by a duly authorized director or officer (or directors and/or officers) of the Borrower and dated the Closing Date.

(ii) A copy of the corporate resolutions of the Borrower authorizing the execution, delivery and performance of this Agreement and the Note and containing an incumbency certificate showing the names and titles, and bearing the signatures of, the directors and officers of the Borrower authorized to execute this Agreement and the Note, certified as of the Closing Date by the Secretary of the Borrower.

(iii) A copy of the Memorandum and Articles of Association of the Borrower with all amendments thereto, certified by the Companies Registry in Hong Kong.

(b) Other Matters. All organizational and legal proceedings relating to the Borrower and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in scope, form and substance to the Lender, and the Lender shall have received all information and copies of all documents, including records of corporate proceedings, which it may reasonably have requested in connection therewith, such documents where appropriate to be certified by the proper Borrower or governmental authorities.

(c) Fees and Expenses. The Lender shall have received all fees and other amounts due and payable by the Borrower on or prior to the Closing Date, including the reasonable fees and expenses of counsel to the Lender payable pursuant to Section 9.2.

Section 3.2 Conditions Precedent to all Advances. The Lender shall not have any obligation to make any Advance (including Advances after the initial Advance) hereunder unless all representations and warranties of the Borrower made in this Agreement remain true and correct and no Default or Event of Default exists.

ARTICLE IV
CREATION OF SECURITY INTEREST

Section 4.1 Grant of Security Interest. Borrower hereby grants Lender, to secure the payment and performance in full of all of the Obligations, a first-priority continuing security interest in, and pledges to Lender, all of the Borrower’s right, title and interest in the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

Section 4.2 Certain Warranties and Covenants. Borrower makes the following warrants and covenants:

(a) Borrower has title to the Collateral, free of all Liens except the security interest granted hereunder.

(b) Borrower will defend the Collateral against all claims or demands of all Persons (other than Lender) claiming the Collateral or any interest therein.

(c) Borrower shall not sell any or all of the Collateral without the prior written consent of Lender.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender:

Section 5.1 Organization, Standing, Etc. The Borrower is a company duly incorporated and validly existing under the laws of Hong Kong and has all requisite corporate power and authority to carry on its business as now conducted, to enter into this Agreement, to issue the Note, to subject the Collateral to the security interest created hereunder and to perform its obligations hereunder and thereunder. This Agreement and the Note have been duly authorized by all necessary corporate action and when executed and delivered will be the legal and binding obligations of the Borrower. The execution and delivery of this Agreement and the Note will not violate the Borrower’s constitutive documents or any law applicable to the Borrower. No governmental consent or exemption is required in connection with the Borrower’s execution and delivery of this Agreement and the Note.

Section 5.2 Financial Statements and No Material Adverse Change. The Borrower’s financial statements as heretofore furnished to the Lender, have been prepared in accordance with GAAP. The Borrower has no material obligation or liability not disclosed in such financial statements, and there has been no material adverse change in the condition of the Borrower since the dates of such financial statements.

Section 5.3 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower which, if determined adversely to the Borrower, would have, a material adverse effect on the condition of the Borrower. The Borrower is not in violation of any law or regulation where such violation could reasonably be expected to impose a material liability on the Borrower.

Section 5.4 Taxes. The Borrower has filed all tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower).

Section 5.5 Subsidiaries. The Borrower has the Subsidiaries listed on Schedule 1 hereto.

ARTICLE VI
AFFIRMATIVE COVENANTS

Until the Commitment shall have expired or been terminated and the Note and all of the Borrower’s other obligations to the Lender under this Agreement shall have been paid in full, unless the Lender shall otherwise consent in writing:

Section 6.1 Financial Statements and Reports. The Borrower will furnish to the Lender:

(a) As soon as available and in any event within 180 days after the end of each fiscal year of the Borrower, consolidated financial statements of the Borrower consisting of at least statements of income, cash flow and changes in stockholders’ equity, and a balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by BDO International or other independent certified public accountants of recognized international standing selected by the Borrower and acceptable to the Lender.

(b) As soon as available and in any event within 90 days after the end of each fiscal quarter, unaudited consolidated financial statements for the Borrower for such quarter and for the period from the beginning of such fiscal year to the end of such fiscal quarter, substantially similar to the annual audited statements.

(c) As soon as practicable and in any event within 90 days after the end of each fiscal quarter, a statement signed by the chief financial officer of the Borrower stating that as at the end of such fiscal quarter there did not exist any Default or Event of Default or, if such Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto.

(d) Immediately upon any officer of the Borrower becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.

(e) From time to time, such other information regarding the business, operation and financial condition of the Borrower as the Lender may reasonably request.

Section 6.2 Corporate Existence. The Borrower will maintain its corporate existence under the laws of its jurisdiction of incorporation and its qualification to transact business in each jurisdiction where failure so to qualify would permanently preclude the Borrower from enforcing its rights with respect to any material asset or would expose the Borrower to any material liability.

Section 6.3 Insurance. The Borrower will maintain with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable corporations engaged in the same or similar business and similarly situated.

Section 6.4 Payment of Taxes and Claims. The Borrower will file all tax returns and reports which are required by law to be filed by it and will pay before they become delinquent, all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including those of suppliers, mechanics, carriers, warehousemen, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property.

Section 6.5 Inspection. The Borrower will permit any Person designated by the Lender to visit and inspect any of the properties, books and financial records of the Borrower, to examine and to make copies of the books of accounts and other financial records of the Borrower, and to discuss the affairs, finances and accounts of the Borrower with its officers at such reasonable times and intervals as the Lender may designate.

Section 6.6 Maintenance of Properties. The Borrower will maintain its properties in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 6.7 Books and Records. The Borrower will keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

Section 6.8 Compliance. The Borrower will comply in all material respects with all laws, rules and regulations to which it may be subject.

Section 6.9 Notice of Litigation. The Borrower will give prompt written notice to the Lender of the commencement of any action, suit or proceeding affecting the Borrower.

ARTICLE VII
NEGATIVE COVENANTS

Until the Commitment shall have expired or been terminated and the Note and all of the Borrower’s other obligations to the Lender under this Agreement shall have been paid in full, unless the Lender shall otherwise consent in writing:

Section 7.1 Merger. The Borrower will not merge or consolidate or enter into any analogous reorganization or transaction with any Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or permit any Subsidiary to do any of the foregoing; provided, however, any Subsidiary may be merged with or liquidated into the Borrower or any wholly-owned Subsidiary (if the Borrower or such wholly-owned Subsidiary is the surviving corporation)

Section 7.2 Sale of Assets. The Borrower will not, nor will permit any Subsidiary to, sell, transfer, lease or otherwise convey all or any substantial part of its assets except for sales and leases of inventory in the ordinary course of business.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

Section 8.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

(a) The Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal of or interest on the Note or any other obligations of the Borrower to the Lender pursuant to this Agreement.

(b) Any representation or warranty made by or on behalf of the Borrower in this Agreement or by or on behalf of the Borrower in any certificate, statement, report or document herewith or hereafter furnished to the Lender pursuant to this Agreement shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified.

(c) The Borrower shall fail to comply with any Section of Article IV, Section 6.2 or any Section of Article VII.

(d) The Borrower shall fail to comply with any other agreement, covenant, condition, provision or term contained in this Agreement (other than those hereinabove set forth in this Section 8.1) and such failure to comply shall continue for 20 calendar days after whichever of the following dates is the earliest: (i) the date the Borrower gives notice of such failure to the Lender, (ii) the date the Borrower should have given notice of such failure to the Lender pursuant to Section 8.1, or (iii) the date the Lender gives notice of such failure to the Borrower.

(e) The Borrower or any Subsidiary shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower or such Subsidiary or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower or such Subsidiary or for a substantial part of the property thereof and shall not be discharged within 45 days, or the Borrower shall make an assignment for the benefit of creditors.

(f) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower or any Subsidiary and, if instituted against the Borrower or any Subsidiary, shall have been consented to or acquiesced in by the Borrower or such Subsidiary or shall remain undismissed for 60 days, or an order for relief shall have been entered against the Borrower or such Subsidiary.

(g) Any dissolution or liquidation proceeding shall be instituted by or against the Borrower or any Subsidiary and, if instituted against the Borrower or such Subsidiary, shall be consented to or acquiesced in by the Borrower or such Subsidiary or shall remain for 45 days undismissed.

(h) A judgment or judgments for the payment of money in excess of the sum of US$500,000 in the aggregate shall be rendered against the Borrower or any Subsidiary and either (i) the judgment creditor executes on such judgment or (ii) such judgment remains unpaid or undischarged for more than 60 days from the date of entry thereof or such longer period during which execution of such judgment shall be stayed during an appeal from such judgment.

(i) The maturity of any material indebtedness of the Borrower or any Subsidiary (other than indebtedness under this Agreement) shall be accelerated, or the Borrower or any Subsidiary shall fail to pay any such material indebtedness when due (after the lapse of any applicable grace period) or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such indebtedness to cause, such material indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor. For purposes of this Section, indebtedness of the Borrower shall be deemed “material” if it exceeds US$100,000 as to any item of indebtedness or in the aggregate for all items of indebtedness with respect to which any of the events described in this Section has occurred.

(j) Any execution or attachment shall be issued whereby any substantial part of the property of the Borrower or any Subsidiary shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 30 days after the issuance thereof.

(k) Any guarantor of any of the obligations of the Borrower under this Agreement shall seek to revoke its, his or her guaranty or any such guaranty shall become unenforceable for any reason.

(l) Any default shall occur under any other Loan Document.

Section 8.2 Remedies. If (a) any Event of Default described in Sections 8.1 (e), (f) or (g) shall occur with respect to the Borrower, the Commitment shall automatically terminate and the Note and all other obligations of the Borrower to the Lender under this Agreement shall automatically become immediately due and payable, or (b) any other Event of Default shall occur and be continuing, then the Lender may (i) declare the Commitment terminated, whereupon the Commitment shall terminate, (ii) declare the Note and all other obligations of the Borrower to the Lender under this Agreement to be forthwith due and payable, whereupon the same shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Note to the contrary notwithstanding, and (iii) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Upon the occurrence of any of the events described in clauses (a) or (b) of the preceding sentence the Lender may exercise all rights and remedies under this Agreement, the Note and any related agreements and under any applicable law.

Section 8.3 Offset. In addition to the remedies set forth in Section 8.2, upon the occurrence of any Event of Default and thereafter while the same be continuing, the Borrower hereby irrevocably authorizes the Lender to set off all sums owing by the Borrower to the Lender against all deposits and credits of the Borrower with, and any and all claims of the Borrower against, the Lender.

ARTICLE IX
MISCELLANEOUS

Section 9.1 Modifications. Notwithstanding any provisions to the contrary herein, any term of this Agreement may be amended with the written consent of the Borrower; provided that no amendment, modification or waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such amendment, modifications, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

Section 9.2 Costs and Expenses. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to reimburse the Lender upon demand for all reasonable out-of-pocket expenses paid or incurred by the Lender in connection with the negotiation, preparation, approval, review, execution, delivery, amendment, modification, interpretation, collection and enforcement of this Agreement and the Note. The obligations of the Borrower under this Section shall survive any termination of this Agreement.

Section 9.3 Waivers, etc. No failure on the part of the Lender or the holder of the Note to exercise and no delay in exercising any power or right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies of the Lender hereunder are cumulative and not exclusive of any right or remedy the Lender otherwise has.

Section 9.4 Notices. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, telegram, telex, facsimile transmission, overnight courier or domestic mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, telex or facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Lender under Article II hereof shall be deemed to have been given only when received by the Lender.

Section 9.5 Successors and Assigns; Disposition of Loans. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign its rights or delegate its obligations hereunder without the prior written consent of the Lender. The Lender may at any time sell, assign, transfer, grant participations in, or otherwise dispose of any portion of the Commitment and/or Advances to banks or other financial institutions. The Lender may disclose any information regarding the Borrower in the Lender’s possession to any prospective buyer or participant.

Section 9.6 Governing Law and Construction. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY THE LAWS OF HONG KONG.

Section 9.7 Consent to Jurisdiction. AT THE OPTION OF THE LENDER, THIS AGREEMENT AND THE NOTE MAY BE ENFORCED IN ANY COURT SITTING IN HONG KONG; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUM IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE LENDER AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO THE JURISDICTION AND VENUE ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

Section 9.8 Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

Section 9.9 Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Borrower and the Lender with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.

Section 9.10 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

GRAND TOYS INTERNATIONAL LIMITED

By	/s/ David C.W. Howell
Print Name David C.W. Howell
Title Executive V.P.

Borrower’s Address: UG202, Chinachem Golden Plaza 77 Mody Road, Tsimshatsui Kowloon, Hong Kong

CENTRALINK INVESTMENTS LIMITED

By	/s/ Jeff Hsieh
Print Name Jeff Hsieh
Title CEO

Lender’s Address: Centralink Investments Limited UG202, Chinachem Golden Plaza 77 Mody Road, Tsimshatsui Kowloon, Hong Kong

S-1

EXHIBIT A TO
CREDIT AGREEMENT

REVOLVING NOTE

US$2,000,000	July ___, 2007
Hong Kong

FOR VALUE RECEIVED, GRAND TOYS INTERNATIONAL LIMITED, a company organized under the laws of Hong Kong with limited liability, hereby promises to pay to the order of CENTRALINK INVESTMENTS LIMITED (the “Lender”) at its main office in Hong Kong, PRC, in lawful money of the United States of America in immediately available funds on the Maturity Date (as such term and each other capitalized term used herein are defined in the Credit Agreement hereinafter referred to) the principal amount of TWO MILLION UNITED STATES DOLLARS AND NO CENTS (US$2,000,000) or, if less, the aggregate unpaid principal amount of all Advances made by the Lender under the Credit Agreement, and to pay interest (computed on the basis of actual days elapsed and a year of 360 days) in like funds on the unpaid principal amount hereof from time to time outstanding at the rates and times set forth in the Credit Agreement.

This note is the Note referred to in the Credit Agreement dated as of July ___, 2007 (as the same may be hereafter from time to time amended, restated or modified, the “Credit Agreement”) between the undersigned and the Lender. This note is secured, it is subject to certain permissive and mandatory prepayments and its maturity is subject to acceleration, in each case upon the terms provided in said Credit Agreement.

In the event of default hereunder, the undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys’ fees. The undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE LAWS OF HONG KONG.

GRAND TOYS INTERNATIONAL LIMITED

By

Title

Ex A-1

SCHEDULE 1 TO
CREDIT AGREEMENT

BORROWER’S SUBSIDIARIES

Hua Yang Holdings Company Limited

Kord Holdings Inc.

International Playthings, Inc.

Sch 1-1

[SUGGESTED FORM OF CERTIFICATE OF
RESOLUTIONS AND INCUMBENCY CERTIFICATE]

CERTIFICATE OF [SECRETARY] OF
GRAND TOYS INTERNATIONAL LIMITED

I, ___________________ , hereby certify to Centralink Investments Limited that I am the [Secretary] of Grand Toys International Limited, a company organized under the laws of Hong Kong with limited liability (the “Company”), and that the following resolutions have been duly adopted by the Board of Directors of the Company in a manner authorized by the laws of Hong Kong:

“WHEREAS, the Company wishes to borrow money from Centralink Investments Limited (the “Lender”), and for that purpose intends to enter into a Credit Agreement with the Lender.

RESOLVED, the Company shall enter into a Credit Agreement with the Lender under which the Company may obtain revolving loans up to US$2,000,000 in aggregate amount; and the___________________ or any

___________________ of the Company is hereby authorized at any time and from time to time to execute and deliver to the Lender such Credit Agreement and any promissory notes, security agreements, mortgages, subordination agreements, pledge agreements, assignments of life insurance, reimbursement agreements, or amendments to any of the foregoing as may be contemplated or required pursuant to such Credit Agreement or otherwise, all in such form as such officer may determine and approve (such determination and approval to be established conclusively by such officer’s execution and delivery of such Credit Agreement and any such related documents and instruments).

FURTHER RESOLVED, that the ________________________ or any   of the Company is hereby authorized at any time and from time to time to sell, assign, transfer, mortgage, create security interests in and pledge to the Lender the real property, goods, instruments, documents, securities, chattel paper, accounts, contract rights and other intangibles and any other property now owned or hereafter acquired by the Company, either absolutely for such consideration as such officer may determine to be appropriate or as security for the payment or performance of any or all debts, liabilities and obligations of every type and description now or at any time hereafter owed to the Lender by the Company, on such terms as such officer may approve, and to do such other acts or things in connection therewith or pursuant thereto as such officer may determine to be appropriate (such determination and approval to be established conclusively by the instrument executed or action taken by such officer).

FURTHER RESOLVED, it is hereby acknowledged that each and every note, guaranty, security agreement and other instrument made pursuant to the foregoing resolutions is and will be made and given for the corporate purposes of this Company.

FURTHER RESOLVED, the [Secretary or Assistant Secretary] shall certify to the Lender the names and signatures of the persons who presently are duly elected, qualified and acting as the directors and officers authorized to act under the foregoing resolutions, and the [Secretary or Assistant Secretary] shall from time to time hereafter, upon a change in the facts so certified, immediately certify to the Lender the names and signatures of the persons then authorized to sign or to act; the Lender shall be fully protected in relying on such certificates and on the obligation of the [Secretary or an Assistant Secretary] immediately to certify to the Lender any change in any fact certified, and the Lender shall be indemnified and saved harmless by the Company from any and all claims, demands, expenses, costs and damages resulting from or growing out of honoring or relying on the signature or other authority (whether or not properly used) of any officer whose name and signature was so certified, or refusing to honor any signature or authority not so certified.”

I further certify that the foregoing resolutions have not been amended or revoked and are in full force and effect on the date hereof.

I further certify that the Board of Directors of the Company has, and at the time of adoption of the foregoing resolutions had, full power and lawful authority to adopt the foregoing resolutions and to confer the powers therein granted upon the officers designated, and that such officers have full power and authority to exercise the same.

I further certify that the directors and officers whose names appear below have been duly elected to and now hold the offices in the Company set forth opposite their respective names and that the signature appearing opposite the name of each of such officer is authentic and official:

Name	Title	Specimen Signature

______________________	______________________	______________________
______________________	______________________	______________________
______________________	______________________	______________________

I further certify that shareholder approval of the foregoing resolutions is not required and said resolutions are effective and binding on the Company without approval by its shareholders.

Dated ______________________

[Secretary]

Attest by a Director